Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
The Trustees
The Commercial & Savings Bank of Millersburg
   Profit Sharing and 401 (k) Savings Retirement
   Plan and Trust
Millersburg, Ohio
We hereby consent to the incorporation by reference in the prospectuses constituting part of the registration statements on Form S-8 for the Commercial & Savings Bank of Millersburg Profit Sharing and 401 (k) Savings Retirement Plan and Trust of our report dated June 2, 2005, with respect to the financial statements and supplemental schedule of The Commercial & Savings Bank of Millersburg Profit Sharing and 401 (k) Savings Retirement Plan and Trust for the year ended December 31, 2004.
/s/ CLIFTON GUNDERSON LLP
Toledo, Ohio
July 12, 2006